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of the Securities Exchange Act of 1934

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Exxon Mobil Corporation

(Name of Registrant as Specified in Its Charter)

Engine No. 1 LLC

Engine No. 1 LP

Christopher James

Charles Penner

Gregory J. Goff

Kaisa Hietala

Alexander Karsner

Anders Runevad

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Engine No. 1 LLC added the following “splash” page to its website, www.engine1.com, which will be accessible to shareholders of Exxon Mobil Corporation. The splash page references certain third-party articles, which are reproduced below in their entirety in Exhibit 1 attached hereto.  On December 17, 2020, CNBC's Power Lunch discussed Engine No. 1's efforts to effectuate change at Exxon Mobil Corp., a clip of which Engine No. 1 LLC may post to its websites www.ReenergizeXOM.com and www.engine1.com from time to time. A transcript of the clip and certain images from the clip are attached hereto as Exhibit 2. Attached hereto as Exhibit 3 is an updated biography of Anders Runevad that Engine No. 1 LLC posted to www.ReenergizeXOM.com.

Exhibit 1

Learn more about Engine No. 1's engagement efforts to Reenergize Exxon.

“Exxon Mobil Corp. is facing the threat of a proxy fight from a newcomer activist investor with a sustainability bent that wants the beleaguered energy giant to act faster to remake itself.”

CNBC THE WALL STREET JOURNAL. REUTERS Bloomberg

"A new investment firm is taking aim at one of corporate America's most iconic brands, pressing energy giant Exxon Mobil Corp to overhaul itself by focusing more on clean energy to improve its financial performance."

CNBC THE WALL STREET JOURNAL. REUTERS Bloomberg

"Exxon Mobil Corp. is being threatened with what would be a rare proxy contest, led by an activist investor who's critical of the oil giant's recent performance and wants it to diversify its business and align executive pay with shareholders' interests."

CNBC THE WALL STREET JOURNAL. REUTERS **Bloomberg**

POWERING THE FUTURE

POWERING THE FUTURE

An underperforming Exxon Mobil faces a new climate threat: Activist hedge fund investors

PUBLISHED MON, DEC 7 2020•5:21 PM EST UPDATED TUE, DEC 8 2020•1:48 PM EST

Eric Rosenbaum
@ERPROSE

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KEY POINTS

- Exxon Mobil has been a laggard in the oil and gas sector and has seen its market value decline by hundreds of billions of dollars.
- Pension giant CalSTRS is supporting a new activist fund effort to replace Exxon board members.
- Activists see this as a perfect time to seek short-term value creation in a better run company as well as more long-term support from investors if the company becomes clearer about its climate plan.

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VIDEO 05:41

CalSTRS's Chris Ailman on calling for company overhaul at Exxon Mobil

Exxon Mobil is poised for a new role in a changing world it doesn't want: target and test case for a new form of combined attack from activist hedge funds and long-term impact investors focused on sustainability and climate change. A newly formed activist investor group, Engine No. 1, announced plans on Monday to seek four board seats at the oil and gas giant, and underlying the effort are both short-term and long-term goals to change the way Exxon approaches the energy business at a time of rapid transition forced by fears about carbon emissions.

The activist firm — which includes founders from successful activist hedge funds including Partner Fund Management and JANA Partners — thinks the time is ripe for an overhaul of Exxon's management. The market stats cited in its letter to Exxon's board highlight a significant drop in operating performance and "dramatic" decline in Exxon's stock value in recent years as many investors have lost faith in the company.

Total shareholder return, including dividends, over the last 10 years has been negative 20%, versus 277% for the S&P 500. Its total shareholder return for the prior 3-, 5- and 10-year periods trailed energy peers, as well. One sign of how much Wall Street is shying away from Exxon Mobil: a lack of analysts recommending the company.

“Despite the Company’s dramatic decline in value, as of last week only 14% of sell-side analysts covering the company rated it as a “buy,” the letter noted.

Where activists are meeting climate investors

Activists see opportunity in short-term value creation for a company that has been depressed by factors including poor capital spending decisions during a cyclical downturn. Institutional investors, including pension funds, also see an opportunity to get an oil company that has ignored climate change engagement efforts to finally pay attention. And the big three index fund companies — BlackRock, Vanguard and State Street Global Advisors — represent many individual investors who are increasingly worried about what may be a threatened Exxon Mobil dividend.

Engine No. 1 already received the backing of California pension giant CALSTRS, which invests on behalf of the state’s teachers. CalSTRS chief investment officer Chris Ailman told CNBC on Monday that the pension fund is becoming more of an activist shareholder after previous work his pension fund has done with the Climate Action 100+ coalition to engage with Exxon has not worked.

“With Exxon it has been very unsuccessful, sadly, trying to get their attention, change their behavior,” Ailman said. “This company is just throwing money after projects that are not going to be successful. ... When I think about Exxon, it has been focused in on drilling every last molecule of carbon. They need to wake up and realize the future is different.”

Engine No. 1 referred a call to its letter to Exxon’s board and declined further comment. Exxon has said it is studying the letter, but did not respond to a request for additional comment.

Darren Woods, CEO of Exxon Mobil Corporation, who faces a new activist fund campaign targeting the board he heads. "They are going to have to get more reliable on the results," says Peter McNally, energy analyst at research firm Third Bridge.
Brendan McDermid | Reuters

Exxon Mobil would have been an unthinkable target for activists for a long time, given its size.

"This is not a $500 billion market cap company any more," said Peter McNally, energy analyst at Third Bridge Group.

But even with its diminished market cap, the activist goals won't be easy to accomplish. Exxon's market cap is now under $200 billion, but CalSTRS has a $300 million holding and it has been reported that Engine No. 1 has a $40 million stake.

Ailman said the key is getting the big index funds that hold the most shares and represent the mass investment universe on board with the plan. He said BlackRock CEO Larry Fink was the first person he emailed about the activist campaign, though he has not received a reply yet.

One of the Engine No. 1 founders is a former senior executive from BlackRock's iShares ETF business, Jennifer Grancio.

"Retirees own the stock for the dividend and and that dividend is threatened.That dividend will be slashed unless they change," Ailman said.

Exxon Mobil shares have been weakened by low crude oil and natural gas prices, as well as the Covid-19 downturn, but it has been a laggard in its energy sector peer group in recent years.

The top three index fund companies all supported a proposal to require Exxon to release a climate planning report in 2017, a proxy vote that was seen as a watershed at the time, but has turned into a source of frustration for investors with Exxon delivering little in the way of substantial reporting.

"There is abysmal shareholder sentiment around this company," said one institutional investor.

Ailman said in addition to getting the largest investors on board, it will be key to to talk to the proxy advisors which make recommendations on shareholder meeting resolutions and board director nominations. Exxon Mobil's annual meeting is set for early May.

"This is a real game changer," said Jackie Cook, director of sustainable stewardship research at Morningstar, who has tracked shareholder climate proposals for years. "Challenging fossil fuel companies on their climate governance should be easy pickings for well credentialed activist investors – especially with the backing of large pension funds. There's no evidence that Exxon's board, as it's presently structured, is capable of making a dramatic turnaround."

The battle over Exxon Mobil's board

Exxon's board of directors is a Who's Who of blue-chip corporate executives, but none from the energy industry.

Engine No. 1 has recommended executives with expertise in oil and gas, as well as renewable energy, including former CEOs of refining company Andeavor (formerly Tesoro) and Danish wind power company Vestas.

"Replacing board members is last step investors would take, but we've tried all the more traditional avenues of pressure," said Andrew Logan, who heads oil and gas research at sustainable investment advocacy group Ceres. "It took us a long time to get to the point of investors giving up on engagement and thinking the company will ever change on its own."

As disruption across sectors of the market and in the economy accelerates, the interests of activists are more likely to be aligned with impact investors across a wider set of companies, including in technology, for example, where JANA

Partners targeted Apple over issues related to child safety and health in 2018. As well as on issues beyond climate, such as income inequality.

Logan said there is a compelling thesis today for a convergence of traditional investor activists and climate-aware investors, but whether it goes beyond the energy sector is still to be determined, and Exxon is the clearest case even within oil and gas sector for a new kind of campaign.

"There's been a lack of capital discipline for a long time. Climate investors and activist investors are thinking about return and cash to shareholders and are aware of the looming risks. Exxon is the place where it all came together more evidently. Even in oil and gas it has been a laggard and the board is part of the problem. ... the board is the classic example of a collection of people who on their own are impressive but together lack experience to really run a complicated company at a time of rapid change."

McNally said it would have been easier for Exxon to argue against adding energy expertise to the board at a time when it was performing better. "They've opened themselves up to the criticism," he said.

Last week, Exxon Mobil announced a writedown of $20 billion, a focus on a smaller set of top assets, and a 2022-2025 capital spending plan reduction to $20-$25 billion, but critics say the moves are too little, too late and merely a recognition by Exxon management of what everyone outside the company already knew.

"For a very long time when it had a valuation premium to peers, people thought the management had a secret sauce, people thought they couldn't challenge management, and this management has lost luster," Logan said. Writing down assets in the high-profile and expensive acquisition of XTO Energy after a decade, and after many years of criticism over how much it paid to play catch-up in fracking through the 2010 deal, is another example of how "extremely resistant Exxon is to outside criticism," he said, and he added, it is a stubborn streak that also cost shareholders' billions of dollars.

Short-term and long-term plans of attack

An individual familiar with Engine No. 1 plan of attack said it has both short and long-term goals to create value in depressed Exxon shares. Cutting unproductive capital spending and tying management compensation to new performance metrics — CEO pay rose 35% in the past three years even as it trailed peers — can lead to the market giving the company a higher multiple, more in line with peers, in the near-term. But there also is a longer term goal of changing direction for a company that some investors worry will be worthless in the decades ahead as the world transitions away from fossil fuels.

That is not a strategy that will pay off in two to three years, but the new activist effort could be the beginning of a longer-term alliance with big institutional investors focused on energy transition and climate change. It may also — along with getting CalSTRS to join the effort early — help to bring more long-term investors and impact investors on board that otherwise might be skeptical of an activist being in it for the long haul.

"There are short-term steps that would benefit longer-term investors," Logan said. "What makes sense for traditional activists will also help position the company better for a fast-changing future."

It is not clear that even for those oil giants making bolder moves related to energy transition that the market will reward them. BP recently said it will transition to an integrated energy company with more focus on renewables, and as part of that plan it slashed its dividend, and its shares are still down significantly since that announcement. Year-to-date, its stock chart is no better than Exxon's.

But the case made by oil companies, including Exxon, in the past that they need to invest where returns are highest is getting harder to make. Engine No. 1 noted in its letter to Exxon's board that its return on capital invested in exploration and production has declined from as high as 35% in the decade between 2000-2010 to 6% in recent years.

Goldman Sachs analysts issued a report earlier this year that estimated Exxon's returns on capital would be the lowest among its proxy peers. An analysis from energy consulting firm Wood Mackenzie over the summer found that ExxonMobil owned 60% of its peer group's lowest margin assets by production.

"They're not knocking the cover off the ball and the cost of capital keeps going up for oil and gas projects, and the dividend keeps needing to be funded," said one investor who monitors Exxon Mobil closely.

The deterioration in the return on traditional projects makes Exxon more vulnerable to arguments that its stubborness in relation to energy transition investments is no longer supported by the numbers. And even if oil bounces back for a few quarters, the long-term crude pricing and demand outlook is likely to remain volatile.

Third Bridge Group's McNally said decades of massive shareholder buybacks which have not helped to prop up the stock price, are among the signs that it is not delivering for shareholders. He also cites Exxon's chemicals business, which from 2011--2018 averaged net income of $1 billion a quarter and has seen that decline precipitously, even before Covid-19. He noted that since 2017 the company has invested $25 billion in upstream projects but cumulative net income from that time through Q3 2020 was $8 billion.

"They are going to have to get more reliable on the results," he said. "Exxon has always claimed they are good at the long term and seeing trends and investing through cycles."

Investing based on which oil company is charting the right long-term path remains a difficult game. In the short-term, given declines in both Exxon Mobil and BP shares, paying a high price to get into renewables may not lead to immediate results in the stock market. And the energy sector remains a cyclical one tied to the prospects for the global economy. "We don't know if shunning hydrocarbons is the right call," McNally said.

Exxon can bank on natural gas prices recovering, demand coming back, and capturing a cyclical upturn with better management execution. "That's clearer than trying to guess if peak oil is 2019 or 2025 or 2040," he said.

But at the same time, Exxon fares poorly compared to Chevron in sentiment among top institutional investors, and the reluctance on Wall Street to give it shares a buy rating — which many other beaten-up oil stocks have received — indicates that its issues are not only related to a downturn in commodities. And it has fared poorly in comparison to several major oil and gas peers on a more simple metric: having any stated plan related to carbon emissions and climate change, and a future of potentially lower demand and crude prices.

Climate investors say Exxon has not even wrestled with the big questions, and in the least, the market may no longer let it get away with sticking its head in the sand. "They've just dismissed climate out of hand and they need to at least raise questions, rather than dictate answers," Logan said.

12/15/2020 Exxon Activist Engine No. 1 Uses Weapons Provided By Exxon - Bloomberg

Business

Exxon's Activist Uses Weapons Provided by Exxon

The focus is not on melting ice caps but weak shareholder returns.

By Liam Denning
December 7, 2020, 10:13 AM EST

EXXON

An activist target. *Photographer: SAUL LOEB/AFP/Getty Images*

The most telling line in a new activist letter urging Exxon Mobil Corp. to embrace environmental sustainability has nothing to do with sustainability:

> Whatever the level of future [oil and gas] demand growth may be, ExxonMobil has no obligation to spend aggressively if doing so is likely to deliver suboptimal returns.

Engine No. 1 LLC, the new fund targeting Exxon, has the backing of the California State Teachers' Retirement System, with stakes adding up to about 0.2% of the market cap. So this is like a

https://www.bloomberg.com/opinion/articles/2020-12-07/exxon-activist-engine-no-1-uses-weapons-provided-by-exxon?sref=XkI4ifCk 1/4

12/15/2020 Exxon Activist Engine No. 1 Uses Weapons Provided By Exxon - Bloomberg

speedboat taking on a supertanker. What makes it noteworthy is that Exxon effectively fashioned the weapons the activist is now brandishing against it.

“Discipline” is almost a cliche when it comes to talking about Exxon. Or it was, anyway. As I wrote here last week, while Exxon's operational excellence remains solid, a series of strategic missteps capped off by an upcoming multi-billion dollar write-down have undermined the company’s reputation for judicious spending. And that has destroyed its long-standing premium to other oil majors. The supertanker has taken on water.

Drifting

Exxon's dividend yield has spiked amid concerns about weak profits, high spending and rising leverage

Source: Bloomberg

That’s why the activist leads off not with a diatribe about emissions or melting ice-caps, but something more prosaic: weak shareholder returns, falling return on capital employed, rising debt and indifference to the stock. These are likely to resonate with fund managers because they are focused on (a) the stock’s performance and (b) exactly the sort of thing Exxon used to boast about in better times. Return on capital employed, in particular, owes much of its prominence in oil-major analysis to Exxon’s proselytizing on Wall Street in the 1980s and ‘90s [1] .

Underemployed

Exxon's return on capital employed, once its calling card, has become a liability in recent years

Source: Bloomberg
Note: Return on average capital employed.

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12/15/2020 Exxon Activist Engine No. 1 Uses Weapons Provided By Exxon - Bloomberg

Despite those dismal numbers, and falling stock price, Exxon persisted with a high-spending strategy to develop new oil and gas assets until the Covid-19 crisis forced cutbacks. Explicit in the strategy is Exxon's position that peak-oil demand concerns are overblown. Implicit is the need for higher oil prices in the near term to shore up the company's return metrics and all-important dividend. Hence, Engine No. 1's line about Exxon not being obligated to spend aggressively, peak demand or no, hits home.

The fact the activist led with this straightforward jab speaks to the difficulty inherent to landing the other punch: namely, getting Exxon to look beyond oil and gas. The argument here is essentially one about the potential for stranded assets, with Exxon's terminal value pressured by weaker long-term oil demand than the company factors in now. The upcoming asset write-down, centered on Exxon's North American shale strategy, is a powerful counterargument against Exxon simply knowing best.

It is notable that the letter mentions BP Plc's nascent pivot toward renewable energy, but as an example to avoid rather than emulate (BP's stock has performed even worse than Exxon's this year). Rather than demanding Exxon immediately start buying up solar farms, Engine No. 1 calls for a strategic rethink to determine what energy transition strategies might make sense for a company with this much expertise and resources, backed up with new board members with relevant experience.

Even if the target is notable, in activism terms, these are baby steps – necessarily so when we're talking about Exxon – designed to nudge bigger players to act. At the beginning of this year, BlackRock Inc.'s Larry Fink caused a stir with a letter warning capital markets will shift faster than many expect when it comes to climate change, and that companies should plan accordingly. As I wrote at the time, when it comes to the oil sector, reforming the pay incentives and benchmarking that have long encouraged growth over returns would go a long way in terms of restoring investors' interest – and simultaneously help address the environmental excesses associated with undisciplined spending. In this sense, Engine No. 1's gambit is as much a test for Fink as it is for Big Oil. And regardless of how this campaign fares, it should not be lost that Exxon's own stumbles, and on familiar ground rather than sunlit uplands, created the opening.

1 See chapter two of "Private Empire: Exxon Mobil and American Power" by Steve Coll (Penguin Random House, 2013).

This column does not necessarily reflect the opinion of the editorial board or Bloomberg LP and its owners.

To contact the author of this story:
Liam Denning at ldenning1@bloomberg.net

https://www.bloomberg.com/opinion/articles/2020-12-07/exxon-activist-engine-no-1-uses-weapons-provided-by-exxon?sref=XkI4ifCk 3/4

12/15/2020 Exxon Activist Engine No. 1 Uses Weapons Provided By Exxon - Bloomberg

To contact the editor responsible for this story:
Mark Gongloff at mgongloff1@bloomberg.net

Liam Denning is a Bloomberg Opinion columnist covering energy, mining and commodities. He previously was editor of the Wall Street Journal's Heard on the Street column and wrote for the Financial Times' Lex column. He was also an investment banker.

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https://www.wsj.com/articles/exxon-under-pressure-from-new-activist-fund-11607310000

◆ WSJ NEWS EXCLUSIVE | DEALS

Exxon Under Pressure From New Activist Fund

Engine No. 1 plans proxy fight for four Exxon board seats

An Exxon Mobil plant in Baytown, Texas.
PHOTO: BRANDON THIBODEAUX FOR THE WALL STREET JOURNAL

By Cara Lombardo and David Benoit
Dec. 6, 2020 10:00 pm ET

Listen to this article

Exxon Mobil Corp. XOM -3.61% ▼ is facing the threat of a proxy fight from a newcomer activist investor with a sustainability bent that wants the beleaguered energy giant to act faster to remake itself.

Engine No. 1 LLC, an investment firm launched by Chris James last week, is preparing to send a letter to Exxon's XOM -3.61% ▼ board urging the Irving, Texas-

based company to focus more on investments in clean energy while cutting costs elsewhere to preserve its dividend. The letter, a copy of which was viewed by The Wall Street Journal, identifies four people the firm plans to nominate to Exxon's 10-person board.

The San Francisco firm has the support of California State Teachers' Retirement System, the big pension investor, and expects other shareholders to be sympathetic to the cause, given widespread frustration over Exxon's share performance, a person familiar with the matter said. Calstrs holds a more than $300 million Exxon stake, while Engine No. 1 has one worth around $40 million, this person said.

Their combined ownership is smaller than what is typical for an activist taking on a company of Exxon's size, and it is possible the campaign will fall flat. Still, Calstrs holds sway as the country's second-largest pension fund and there have been instances of well-timed campaigns led by small shareholders gaining traction with other investors and yielding results.

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"Without having seen the letter, we will decline to comment," said Casey Norton, an Exxon spokesman.

SHARE YOUR THOUGHTS

What does the future hold for Exxon? Join the conversation below.

Key to the outcome will be the reaction from larger shareholders, especially Vanguard Group, BlackRock Inc. and State Street Corp. , which together control nearly 20% of Exxon's shares. BlackRock and State Street are part of

Climate Action 100+, an investor group that pushes for companies to take swifter action to combat climate change. BlackRock, in particular, has a history of singling out Exxon for not moving quickly enough to address climate risks, and it cited those concerns earlier this year when it voted against two Exxon directors and in favor of separating the chairman and CEO roles. The directors were elected and the roles weren't separated.

Exxon, which just seven years ago was America's most valuable company, today has a market value of around $176 billion after the pandemic crushed demand for fossil fuels and laid bare prior strategic missteps. With its shares down 40% so far this year, there has been speculation Exxon could attract an activist investor seeking to harness frustration among shareholders.

Engine No. 1's letter calls on Exxon to make four primary changes: 1) add independent directors with diversified energy-industry experience; 2) reduce capital expenditures, particularly on projects that are unlikely to break even with sustained low oil and gas prices; 3) formulate a plan to invest in growth areas such as renewable energy; and 4) realign management incentives.

"We believe that for ExxonMobil to avoid the fate of other once-iconic American companies, it must better position itself for long-term, sustainable value creation," the firm writes.

Exxon Chief Executive Darren Woods
PHOTO: ANDREW HARRER/BLOOMBERG NEWS

Engine No. 1 launched with $250 million under management and primarily manages Mr. James' own fortune from technology investing. Its focus is on so-called impact investing, which seeks to push companies to make changes that are beneficial in the long run to stakeholders such as workers and shareholders alike.

Its team includes Charlie Penner, a former partner at activist hedge fund Jana Partners LLC, where he helped run campaigns at companies including Whole Foods Market. He also led Jana's successful joint effort with Calstrs in 2018 to push Apple Inc. to add features to help parents limit their children's screen time.

Companies of all kinds are facing pressure to reduce their impact on the environment. As rivals such as BP PLC and Royal Dutch Shell PLC have begun investing in renewable energy—a strategy that their investors haven't rewarded so far—Exxon was seen as somewhat of a holdout, with Chief Executive Darren Woods vowing instead to spend more on oil exploration to increase production.

But recently Exxon has been taking actions to address shareholder concerns. Last week, it retreated from Mr. Woods' ambitious plan and said it would cut billions of dollars from its capital spending every year through 2025 and focus on investing in only the most promising assets. It also signaled it planned to take a write-down of as much as $20 billion on the value of natural-gas assets—a move it had long resisted—mostly stemming from the disastrous purchase of XTO Energy Inc. a decade ago.

Mr. Woods said the moves would help the company focus on improving earnings and strengthening its balance sheet to maintain the dividend. The dividend currently yields a whopping 9% and costs the company about $15 billion a year.

Exxon shares have risen about 9% since the announcement.

The window to officially nominate directors to Exxon's board doesn't open until later this month, and Engine No. 1 says in the letter it hopes Exxon will consider its nominees before that: Gregory Goff, the former CEO of refiner Andeavor, which was sold to Marathon Petroleum Corp. ; Kaisa Hietala, who previously led the renewables business of Finnish refiner Neste Oyj ; Alexander Karsner, an executive of Alphabet Inc.'s innovation lab who served in the Energy Department under President George W. Bush; and Anders Runevad, former CEO of Vestas Wind Systems AS.

—Christopher M. Matthews contributed to this article.

Write to Cara Lombardo at cara.lombardo@wsj.com and David Benoit at david.benoit@wsj.com

Appeared in the December 7, 2020, print edition as 'Exxon Faces Activist Pressure.'

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Exhibit 2

Leslie Picker: It used to be that ESG meant screening out companies that don't comply, but lately activist investors are screening in companies that would be the antithesis of ESG, like big oil and then pushing for changes. That's what's going on at Exxon right now. A new firm called Engine No. 1 led by an under the radar hedge fund manager, Chris James, is running a proxy fight seeking to overhaul the business by installing four directors to the board. Their bulk of their goal is to diversify the business into more clean energy while slashing costs elsewhere to ensure that that sacred dividend is protected. Now the 17-day old firm has just $250 million dollars in assets, mostly James's own money and its stake in Exxon is a nominal $40 million dollars or about .02% of Exxon's market cap but CalSTRS already supports the proposal and D.E. Shaw has reportedly built up a position and is pushing for similar demands as Engine No. 1. As Josh Black of Activist Insight puts it, "Building and maintaining its coalition of outside investors will be a formidable challenge but if marrying environmental impact and profitability proves to be a winning strategy, the next few years will see that convergence continue." In other words, expect more campaigns like this one in 2021.

Tyler Mathisen: On its own the sort of upstart investment fund that you mentioned there that has .002% of Exxon shares, about $40 million dollars, are they working in concert with the likes of D.E. Shaw and the other one you mentioned or are they all moving independent of one another or just sort of attracted to the same basic idea?

Leslie: That's a great question. They're working in concert with CalSTRS. That's been out there as publicly disclosed as a group, but with D.E. Shaw it's not exactly clear if they're working together as a group which has a special SEC connotation, if you will, and has different types of meaning as it pertains to a certain activist.

Exhibit 3